Exhibit 10.2

MBNA Corporation—Form of Restricted Stock Grant to Senior Management

Restricted Stock Award	______ shares
Grant Date	________, 200__
A portion of the shares will vest on March 1 of each year (beginning 200_) if the Corporation’s net income for the prior year increases as follows:
Increase in	% of Shares
Net Income	Granted to Vest
__% or above	__%
__%	__%
__%	__%
__%	__%
Less than __%	None

The shares will vest sooner in the event of death, disability or change in control (as defined by the plan document). Any remaining shares will vest one day prior to the tenth anniversary of the grant date if you continue to be employed by MBNA on that date. All unvested shares will be forfeited if your employment ends prior to the tenth anniversary for any other reason, including retirement.

[Actual award may include vesting schedules that differ by year.]